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Kris King (Investors)
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Mylan Fourth Quarter 2013 Adjusted Diluted EPS Increases 20% to $0.78
and Full Year Adjusted Diluted EPS Increases 12% to $2.89

Provides 2014 Adjusted Diluted EPS Guidance Range of $3.25 - $3.60 and

2014 Revenue Guidance of $7.8 billion - $8.2 billion, Representing Year-Over-Year Growth of 19% and 16%, Respectively

PITTSBURGH - Feb. 27, 2014-Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three months and year ended December 31, 2013.
Financial Highlights

•	Adjusted diluted EPS of $0.78 for the three months ended December 31, 2013 compared to $0.65 for the same prior year period, an increase of 20%

•	Total revenues of $1.81 billion for the three months ended December 31, 2013 compared to $1.72 billion for the same prior year period, an increase of 5%

•	On a GAAP basis, diluted EPS of $0.45 for the three months ended December 31, 2013 compared to $0.39 for the same prior year period, an increase of 15%

•	Adjusted diluted EPS of $2.89 for the year ended December 31, 2013 compared to $2.59 for the same prior year period, an increase of 12%

•
Total revenues of $6.91 billion for the year ended December 31, 2013 compared to $6.80 billion for the same prior year period, an increase of 2%, despite 2013 new product revenues being 69% lower than 2012

•	On a GAAP basis, diluted EPS of $1.58 for the year ended December 31, 2013 compared to $1.52 for the same prior year period, an increase of 4%

•	Adjusted operating cash flow of $1.20 billion for the year ended December 31, 2013. On a GAAP basis, cash flow from operating activities of $1.11 billion for the year ended December 31, 2013
Mylan CEO Heather Bresch commented: “2013 demonstrated the strength of our diverse, global platform and showcased our ability to effectively execute on our business to deliver on the key financial metrics we set, including double-digit bottom-line growth. 2013 also saw us hit meaningful milestones in our key growth drivers, including our injectables, respiratory, infectious disease, complex products and biologics programs. Our ability to deliver continued strong growth was particularly noteworthy given the unprecedented year we had in 2012 in terms of new product launches, as compared to 2013 during which we saw several key product approvals delayed. These delays will add to the many opportunities we have ahead in 2014, which combined with our continued commitment to strong execution, gives us great confidence in our expectations of 16% growth in revenues and 19% growth in adjusted diluted EPS for the year. Finally, in addition to executing on our existing business drivers in 2014, we currently expect to be in a position to execute on another substantial transaction this year.”
John Sheehan, Mylan's CFO, added: “Our focus on executing in 2013 enabled us to once again produce solid financial results for our shareholders. Mylan's ability to generate strong cash flow provided us with the flexibility to return another $1 billion to shareholders in 2013, bringing our total share repurchases to approximately $2.4 billion throughout the past three years. As we move into 2014, we expect that our financial flexibility will provide further opportunities to expand our business in strategic areas and create additional value for our shareholders. We look forward to continuing to leverage our unique global operating and commercial platform and identifying additional opportunities for growth as we progress towards our long-term financial targets, including our target of adjusted diluted earnings per share of at least $6.00 by the end of 2018.”

Financial Results Summary
Three Months Ended December 31, 2013
For the three months ended December 31, 2013, Mylan reported total revenues of $1.81 billion compared to $1.72 billion in the comparable prior year period, an increase of $85.6 million, or 5.0%. The effect of foreign currency translation had an unfavorable impact of approximately 2% on total revenues primarily reflecting a stronger U.S. Dollar in comparison to the currencies of the other major markets that Mylan operates in, particularly India, Australia and Japan. Translating total revenues for the current quarter at prior year comparative period exchange rates would have resulted as an increase in total revenues of approximately $126 million, or 7%. The contribution from new product launches in the current period was approximately $126 million as compared to approximately $229 million in the comparable prior year period, a decline of approximately 45%. The North American generics business accounted for the majority of the decline in new product revenues as a result of the significant level of new products launched during 2012. Offsetting the decline in new product revenues was double digit revenue growth in the Specialty segment and double digit constant currency revenue growth in the region of the Generics segment which includes India, Australia, Japan, New Zealand and Brazil (collectively, the “Rest of World”). The operating results of the Agila Specialties business ("Agila") have been included in Mylan's consolidated financial statements since the acquisition date, December 4, 2013, and were not material.

A tabular summary of Mylan's revenues for the three months and years ended December 31, 2013 and 2012 is included at the end of this release. Also included at the end of this release are the reconciliations of Non-GAAP adjusted financial results to the most directly comparable GAAP financial result.

Third party net revenues from Mylan's Generics segment, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, "EMEA") and Rest of World were $1.62 billion in the quarter ended December 31, 2013, compared to $1.55 billion in the comparable prior year period, representing an increase of $64.2 million. Excluding the unfavorable effect of foreign currency translation, Generics third party net revenues would have increased 7% versus the comparable prior year period.

Third party net revenues from North America were $853.9 million for the current quarter, compared to $800.4 million for the comparable prior year period, representing an increase of $53.5 million, or 6.7%. Revenues from new products totaled approximately $77 million during the current quarter, a decrease of approximately 57% from the comparable prior year period. The decline in pricing on existing products was partially offset by volume growth throughout the region. The effect of foreign currency translation was insignificant within North America.

Third party net revenues from EMEA were $392.5 million for the current quarter, compared to $368.3 million for the comparable prior year period, representing an increase of $24.2 million, or 6.6%. Foreign currency translation had a favorable impact on sales for the current quarter, as translating current quarter third party net revenues from EMEA at prior year comparative period exchange rates would have resulted in an increase in third party net revenues of approximately $9 million, or 3%. This increase was principally the result of a double-digit increase in revenues in Italy as a result of favorable volume combined with new product introductions throughout EMEA. Partially offsetting these increases was unfavorable pricing in a number of European markets in which Mylan operates, as a result of government-imposed pricing reductions and competitive market conditions.

Third party net revenues from the Rest of World were $371.4 million for the current quarter, compared to $384.8 million for the comparable prior year period, a decrease of $13.4 million, or 3.5%. Foreign currency translation had an unfavorable impact on sales for the current quarter, principally reflecting the significant strengthening of the U.S. Dollar versus the Indian Rupee, Australian Dollar and Japanese Yen. Excluding the effect of foreign currency translation, calculated as described above, third party net revenues would have increased by approximately $41 million, or 11%. This increase was primarily driven by higher revenues from Mylan India, as a result of increased sales of antiretroviral finished dosage form generic products, which are used in the treatment of HIV/AIDS, as well as constant currency revenue growth in Japan attributable to new product launches. Third party net revenues in Australia declined due to government-imposed pricing reform.

For the current quarter, Mylan's Specialty segment reported third party net revenues of $176.1 million, an increase of $20.2 million, or 13.0%, from the comparable prior year period of $155.9 million. The most significant contributor to Specialty segment revenues continues to be the EpiPen® Auto-Injector, sales of which increased as a result of favorable pricing and volume. The EpiPen® Auto-Injector is the number one dispensed epinephrine auto-injector.

Gross profit for the three months ended December 31, 2013 was $796.0 million, and gross margins were 44%. For the three months ended December 31, 2012, gross profit was $742.3 million, and gross margins were 43%. Adjusted gross profit, as further defined below, for the three months ended December 31, 2013 was $930.2 million and adjusted gross margins were 51% as compared to adjusted gross profit of $845.4 million and adjusted gross margins of 49% in the comparable prior year period. Adjusted gross margins were favorably impacted in the current quarter as a result of higher margins on new product introductions and favorable pricing and volume on the EpiPen® Auto-Injector. These increases were partially offset by lower gross margins on existing products primarily as a result of unfavorable pricing within the Generics segment as discussed above.

Earnings from operations were $273.2 million for the three months ended December 31, 2013, compared to $262.7 million for the comparable prior year period. Adjusted earnings from operations, as further defined below, for the three months ended December 31, 2013 were $453.5 million as compared to adjusted earnings from operations of $409.3 million in the comparable prior year period. This increase was driven by higher gross profit in the current year, as discussed above, and was partially offset by higher research and development costs ("R&D") and selling, general and administrative costs ("SG&A"). R&D increased primarily due to expenditures related to the development of Mylan's respiratory and biologics programs and up front development licensing payments. The increase in SG&A in the current quarter is principally due to the continued growth of the Company which increased certain payroll and related employee benefit costs. Additionally, during the current quarter, the Company recorded a $13.2 million gain, net, for litigation settlements principally related to recoveries of lost profits in patent-infringement matters and favorable settlements for existing litigation matters.

Interest expense for the three months ended December 31, 2013 totaled $79.6 million, compared to $74.6 million for the comparable prior year period. Adjusted interest expense, as further defined below, for the three months ended December 31, 2013 was $59.3 million, essentially unchanged when compared to the prior year period.

Other (expense) income, net, was expense of $0.5 million in the current quarter compared to income of $2.8 million in the comparable prior year period. The change from the comparable prior year period is the result of increased losses from equity affiliates. Also included in other (expense) income, net, are foreign exchange gains and losses and interest and dividend income.

Net earnings attributable to Mylan Inc. increased by $18.3 million, or 11.3%, to $180.2 million for the three months ended December 31, 2013 as compared to $162.0 million for the prior year comparable period. Adjusted net earnings increased $41.2 million, or 15.5%, to $308.1 million for the three months ended December 31, 2013 as compared to adjusted net earnings of $266.9 million for the prior year comparable period.

EBITDA, which is defined as net income (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $436.5 million for the quarter ended December 31, 2013, and $398.5 million for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $516.7 million for the current three-month period and $462.4 million for the comparable prior year period.

Year Ended December 31, 2013
For the year ended December 31, 2013, Mylan reported total revenues of $6.91 billion compared to $6.80 billion in the comparable prior year period, an increase of $113.0 million or 1.7%. The effect of foreign currency translation had an unfavorable impact of approximately 2% on total revenues primarily reflecting a stronger U.S. Dollar in comparison to the currencies of the other major markets that Mylan operates in, specifically in India, Japan and Australia. Translating total revenues for the current year at prior year comparative period exchange rates would have resulted in year-over-year growth of approximately $238 million, or 4%. The contribution from new product launches in the current period was approximately $285 million as compared to approximately $922 million in the comparable prior period, a decline of approximately 69%. The North American generics business accounted for the majority of the decline in new product revenues. Offsetting this decline in new product revenues was double digit revenue growth in the Specialty segment and double digit constant currency revenue growth in the Rest of World region of the Generics segment.

Third party net revenues from Mylan's Generics segment were $5.87 billion in the year ended December 31, 2013, compared to $5.91 billion in the comparable prior year period, representing a decrease of $40.0 million, or 1%. Foreign currency had an unfavorable impact on third party net revenues for the current year. When excluding the unfavorable effect of foreign currency translation, Generics third party net revenues for the current year would have increased by approximately $83 million, or 1% when compared to the prior year period.

Third party net revenues from North America were $3.01 billion for the year ended December 31, 2013, compared to $3.23 billion for the comparable prior year period, representing a decrease of $217.7 million, or 6.7%. The decrease in third party net revenues was due to a greater amount of revenue from new product launches in the prior year, which totaled $784 million and included the launches of Escitalopram, Valsartan and Hydrochlorothiazide Tablets, USP and Pioglitazone. Revenues from new product launches in the current year totaled $198 million, which is a decrease of approximately 75% from the prior year. The effect of foreign currency translation was insignificant within the Americas.

Third party net revenues from EMEA were $1.50 billion for the year ended December 31, 2013, compared to $1.36 billion for the comparable prior year period, representing an increase of $143.3 million, or 10.6%. Foreign currency translation had a favorable impact on sales for the year ended December 31, 2013, as translating current third party net revenues from EMEA at prior year comparative period exchange rates resulted in an increase in third party net revenues of approximately 8%. This increase was principally the result of double-digit increases in revenues in France and Italy as a result of new product revenue and favorable volumes. Partially offsetting these increases was unfavorable pricing in a number of European markets in which Mylan operates, as a result of government-imposed pricing reductions and competitive market conditions.

Third party net revenues from the Rest of World were $1.36 billion for the year ended December 31, 2013, compared to $1.33 billion for the comparable prior year period, an increase of $34.4 million, or 2.6%. Foreign currency translation had a negative impact on sales, principally reflecting the significant strengthening of the U.S. Dollar versus the Indian Rupee, Australian Dollar and Japanese Yen. Excluding the effect of foreign currency translation, calculated as described above, third party net revenues would have increased by approximately $190 million, or 14%. This increase is primarily driven by higher revenues from Mylan India, as a result of increased sales in the antiretroviral franchise, which manufactures products used in the treatment of HIV/AIDS and an increase in sales of active pharmaceutical ingredients. In addition, the increase was attributable to double digit constant currency growth in Japan as a result of increased volumes and new product introductions. Third party net revenues in Australia declined due to government-imposed pricing reform.

For the year ended December 31, 2013, Mylan's Specialty segment reported third party net sales of $981.7 million, an increase of $146.3 million, or 17.6%, from the comparable prior year period of $835.4 million. The most significant contributor to Specialty segment revenues continues to be the EpiPen® Auto-Injector, sales of which increased as a result of favorable pricing and volume. The EpiPen® Auto-Injector is the number one epinephrine auto-injector. In addition, Perforomist® Inhalation Solution sales increased by double digits from the comparable prior year period as a result of favorable pricing.

Gross profit for the year ended December 31, 2013, was $3.04 billion and gross margins were 44%. For the year ended December 31, 2012, gross profit was $2.91 billion, and gross margins were 43%. Adjusted gross profit, as further defined below, for the year ended December 31, 2013 was $3.46 billion and adjusted gross margins were 50% as compared to adjusted gross profit of $3.37 billion and adjusted gross margins of 50% in the comparable prior year period. Adjusted gross margins were positively impacted in the current year as a result of the increase in sales of the EpiPen® Auto-Injector and margins on 2013 new product introductions. These increases were almost entirely offset by lower gross margins on existing projects principally due to unfavorable pricing in the Generics segment.

Earnings from operations were $1.14 billion for the year ended December 31, 2013, compared to $1.11 billion for the comparable prior year period. Adjusted earnings from operations, as further defined below, for the year ended December 31, 2013 were $1.71 billion as compared to adjusted earnings from operations of $1.69 billion in the comparable prior year period. This increase was driven by favorable gross margins, as discussed above. Partially offsetting higher gross margins was increased investment in R&D and higher SG&A. The increase in SG&A in the current year is principally due to growth in the Company resulting in an increase in certain payroll and related employee benefit costs. R&D increased primarily due to expenditures related to the development of Mylan's respiratory and biologics programs and up front development licensing payments.

Interest expense for the year ended December 31, 2013, totaled $313.3 million, compared to $308.7 million for the comparable prior year period. The increase in the current year is principally due to higher interest expense related to clean energy investments and non-cash accretion of contingent consideration liabilities. Adjusted interest expense, as further defined below, for the year ended December 31, 2013 was $243.0 million as compared to adjusted interest expense of $242.4 million in the comparable prior year period. Lower average borrowing rates, primarily due to retiring high-coupon senior notes served to offset the increase in interest expense from higher long-term debt related to current year acquisitions.

Other (expense) income, net, was expense of $74.9 million for the year ended December 31, 2013 compared to income of $3.4 million for the comparable prior year period. Other (expense) income, net for 2013 includes charges of approximately $63.9 million related to the redemption of the 2017 Senior Notes, comprised of the redemption premium and the write-off of deferred financing fees. In addition, the Company incurred charges of approximately $8.7 million related to the Senior Credit Agreement refinancing transaction for the write-off of deferred financing fees. Also included in other (expense) income, net, are losses from equity affiliates, foreign exchange gains and losses and interest and dividend income.

Net earnings attributable to Mylan Inc. decreased by $17.1 million, or 2.7%, to $623.7 million for the year ended December 31, 2013 as compared to $640.9 million for the prior year comparable period. Adjusted net earnings increased $53.2 million, or 4.9%, to $1.14 billion for the year ended December 31, 2013 as compared to adjusted net earnings of $1.09 billion for the prior year comparable period.

EBITDA, which is defined as net income (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $1.61 billion for the year ended December 31, 2013 and $1.68 billion for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $1.96 billion for the year ended December 31, 2013 and $1.89 billion for the comparable prior year period.

Cash Flow
Adjusted cash provided by operating activities was $1.2 billion for the year ended December 31, 2013, compared to $1.1 billion for the comparable prior year period. On a GAAP basis, cash provided by operating activities was $1.1 billion for the year ended December 31, 2013, compared to $949 million for the comparable prior year period. Capital expenditures were approximately $335 million in the current year as compared to approximately $305 million in 2012. The increase in capital expenditures as compared to 2012 is the result of expenditures to expand our global operating platform, including capital investments in our strategic growth drivers.

During 2013 and 2012, the Company completed share repurchase programs totaling approximately 28.5 million shares of common stock in 2013 and approximately 41.4 million shares of common stock in 2012. The aggregate costs of the share repurchase programs in each year was approximately $1.0 billion.

2014 Guidance Metrics
The Company provided the following financial guidance for 2014 on an adjusted basis, with the exception of total revenues, capital expenditures and average diluted shares outstanding, along with the significant exchange rates used in preparing the guidance, which are shown below:

(in millions, except EPS and %'s)
Total Revenue	$7,800 - $8,200
Gross Profit Margin*	51% - 53%
SG&A as % of Total Revenue*	18% - 20%
R&D as % of Total Revenue*	7% - 8%
EBITDA*	$2,200 - $2,400
Net Income*	$1,265 - $1,460
Diluted EPS*	$3.25 - $3.60
Operating Cash Flow*	$1,200 - $1,400
Capital Expenditures	$350 - $450
Tax Rate*	24% - 26%
Average Diluted Shares Outstanding	389 - 405
* Adjusted metrics

Key Exchange Rates Used for 2014 Guidance:
Australian Dollar ($ / AUD)	0.95
British Pound ($ / GBP)	1.61
Canadian Dollar (CAD / $)	1.04
Euro ($ / EUR)	1.36
Indian Rupee (INR / $)	56.00
Japanese Yen (JPY / $)	97.83

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures, including, but not limited to, adjusted diluted EPS, adjusted cash provided by operating activities, adjusted gross profit, adjusted gross margins, adjusted earnings from operations, adjusted interest expense, adjusted net earnings, EBITDA and adjusted EBITDA, are presented in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with GAAP. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. Set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliations of the non-GAAP measures to their most comparable GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as a superior measures to, the measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three months and years ended December 31, 2013 and 2012 (in millions, except per share amounts):

	Three Months Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$180.2	$0.45	$162.0	$0.39	$623.7	$1.58	$640.9	$1.52
Purchase accounting related amortization (primarily included in cost of sales) (a)	108.4		88.0		371.1		391.1
Litigation settlements, net	(13.2)		(1.0)		(9.9)		(3.0)
Interest expense, primarily amortization of convertible debt discount	11.9		7.6		38.0		35.6
Non-cash accretion and fair value adjustments of contingent consideration liability	8.4		7.7		35.4		38.7
Clean energy investments pre-tax loss (b)	9.3		4.4		22.4		16.8
Financing related costs (included in other (expense) income, net)	—		—		72.6		—
Acquisition related costs (primarily included in selling, general and administrative expense)	19.9		—		49.8		—
Restructuring and other special items included in:
Cost of sales	22.5		15.0		49.3		65.7
Research and development expense	26.1		5.4		51.6		12.4
Selling, general and administrative expense	20.6		39.2		70.6		104.9
Other (expense) income, net	4.5		(1.7)		25.2		(0.7)
Tax effect of the above items and other income tax related items	(90.5)		(59.7)		(259.9)		(215.7)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$308.1	$0.78	$266.9	$0.65	$1,139.9	$2.89	$1,086.7	$2.59
Weighted average diluted common shares outstanding	396.2		412.6		394.5		420.2

(a)
Purchase accounting related amortization expense for the year ended December 31, 2013 includes $18.0 million of in-process research and development asset impairment charges. For the three months and the year ended December 31, 2012, purchase accounting related amortization expense includes $41.6 million of in-process research and development asset impairment charges.

(b)
Adjustment represents exclusion of the pre-tax loss related to Mylan's investments in clean energy partnerships, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code. Amount is included in other income (expense), net.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three and year months ended December 31, 2013 and 2012 (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
GAAP net earnings attributable to Mylan Inc.	$180.2	$162.0	$623.7	$640.9
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	22.4	4.6	37.6	18.9
Income taxes	12.2	28.7	120.8	161.1
Interest expense	79.6	74.6	313.3	308.7
Depreciation and amortization	142.1	128.6	516.0	546.6
EBITDA	$436.5	$398.5	$1,611.4	$1,676.2
Add adjustments:
Stock-based compensation expense	11.0	10.5	47.0	42.6
Litigation settlements, net	(13.2)	(1.0)	(9.9)	(3.1)
Restructuring & other special items	82.4	54.4	306.7	176.3
Adjusted EBITDA	$516.7	$462.4	$1,955.2	$1,892.0

Conference Call
Mylan will host a conference call and live webcast, today, February 27, 2014, at 10:00 AM ET, in conjunction with the release of its financial results. The dial-in number to access the call is 800.514.4861 or 678.809.2405 for international callers. A replay, available for approximately 7 days, will be available at 855.859.2056 or 404.537.3406 for international callers with access pass code 96675679. To access a live webcast of the call please log onto Mylan's website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for a limited time.

About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,300 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 140 countries and territories. Our workforce of more than 20,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com

Forward-Looking Statements
This press release may contain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, with regard to the Company's future operations, its anticipated business levels, future earnings, planned activities, anticipated growth, and other expectations and targets for future periods. These often may be identified by the use of words such as “may,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” "target" and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; our ability to identify, acquire and integrate complementary or strategic acquisitions of other companies, products or assets; our expected or targeted future financial and operating performance and results; our capacity to bring new products to market, including but not limited to where we use our business judgment and decide to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); our ability to protect our intellectual property and preserve our intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company's business; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with our business activities, see the Company's Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and its other filings with the Securities and Exchange Commission (“SEC”). You can access our Form 10-K, Form 10-Q and other filings with the SEC through the SEC website at www.sec.gov, and we strongly encourage you to do so. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release. Further, uncertainties or other circumstances, or matters outside of the Company's control between the date of this release and the date that its Form 10-K for the year ended December 31, 2013, is filed with the SEC could potentially result in adjustments to reported results. Long-term targets noted in this release, including, but not limited to, 2018 targets, do not reflect Company guidance.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Net revenues	$1,793,815	$1,709,350	$6,856,606	$6,750,246
Other revenues	14,711	13,504	52,537	45,864
Total revenues	1,808,526	1,722,854	6,909,143	6,796,110
Cost of sales	1,012,575	980,538	3,868,800	3,887,806
Gross profit	795,951	742,316	3,040,343	2,908,304
Operating expenses:
Research and development	155,909	117,770	507,823	401,341
Selling, general and administrative	380,005	362,945	1,411,629	1,400,747
Litigation settlements, net	(13,211)	(1,049)	(14,639)	(3,133)
Total operating expenses	522,703	479,666	1,904,813	1,798,955
Earnings from operations	273,248	262,650	1,135,530	1,109,349
Interest expense	79,592	74,573	313,336	308,699
Other (expense) income, net	(463)	2,779	(74,854)	3,429
Earnings before income taxes and noncontrolling interest	193,193	190,856	747,340	804,079
Income tax provision	12,244	28,696	120,808	161,145
Net earnings	180,949	162,160	626,532	642,934
Net earnings attributable to the noncontrolling interest	(717)	(196)	(2,821)	(2,084)
Net earnings attributable to Mylan Inc. common shareholders	$180,232	$161,964	$623,711	$640,850
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.48	$0.40	$1.63	$1.54
Diluted	$0.45	$0.39	$1.58	$1.52
Weighted average common shares outstanding:
Basic	376,817	406,840	383,327	415,210
Diluted	396,200	412,620	394,454	420,236

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Assets
Current assets
Cash and cash equivalents	$291,293	$349,969
Accounts receivable, net	1,820,273	1,554,342
Inventories	1,664,693	1,525,242
Other current assets	695,001	473,164
Total current assets	4,471,260	3,902,717
Intangible assets, net	2,517,888	2,224,457
Goodwill	4,288,124	3,515,655
Other non-current assets	3,959,069	2,289,068
Total assets	$15,236,341	$11,931,897
LIABILITIES AND EQUITY
Liabilities
Current liabilities	$2,956,070	$2,193,503
Long-term debt	7,586,459	5,337,196
Other non-current liabilities	1,733,905	1,045,370
Total liabilities	12,276,434	8,576,069
Noncontrolling interest	18,090	15,110
Mylan Inc. shareholders' equity	2,941,817	3,340,718
Total liabilities and equity	$15,236,341	$11,931,897

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	December 31,		December 31,		Percent Change		Percent Change
	2013	2012	2013	2012	Total	Constant Currency (1)	Total	Constant Currency (1)

Generics:
Third party net revenues
North America	$853.9	$800.4	$3,010.9	$3,228.6	7%	7%	(7)%	(7)%
EMEA	392.5	368.3	1,499.5	1,356.2	7%	3%	11%	8%
Rest of World	371.4	384.8	1,364.5	1,330.1	(3)%	11%	3%	14%
Total third party net sales	1,617.8	1,553.5	5,874.9	5,914.9	4%	7%	(1)%	1%

Other third party revenues	7.4	3.7	25.8	31.3
Total third party revenues	1,625.2	1,557.2	5,900.7	5,946.2

Intersegment revenues	1.5	1.9	5.7	3.1
Generics total revenues	1,626.7	1,559.1	5,906.4	5,949.3

Specialty:
Third party net sales	176.1	155.9	981.7	835.4	13%	13%	18%	18%
Other third party revenues	7.3	9.8	26.8	14.6
Total third party revenues	183.4	165.7	1,008.5	850.0

Intersegment revenues	1.4	6.9	19.3	37.0
Specialty total revenues	184.8	172.6	1,027.8	887.0

Elimination of intersegment revenues	(3.0)	(8.9)	(25.1)	(40.2)
Consolidated total revenues	$1,808.5	$1,722.8	$6,909.1	$6,796.1	5%	7%	2%	4%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

Mylan Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
GAAP cost of sales	$1,012.6	$980.5	$3,868.8	$3,887.8
Deduct:
Purchase accounting related amortization	(106.4)	(88.0)	(369.1)	(391.1)
Acquisition related costs	(5.4)	—	(5.4)	—
Restructuring & other special items	(22.5)	(15.0)	(49.3)	(65.7)
Adjusted cost of sales	$878.3	$877.5	$3,445.0	$3,431.0

Adjusted gross profit (a)	$930.2	$845.4	$3,464.1	$3,365.1

Adjusted gross margin (a)	51%	49%	50%	50%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
GAAP total operating expenses	$522.7	$479.7	$1,904.8	$1,799.0
Add/ (Deduct):
Litigation settlements, net	13.2	1.0	9.9	3.0
Acquisition related costs	(12.6)	—	(37.4)	—
Restructuring & other special items	(46.6)	(44.6)	(125.4)	(125.5)
Adjusted total operating expenses	$476.7	$436.1	$1,751.9	$1,676.5

Adjusted earnings from operations (b)	$453.5	$409.3	$1,712.2	$1,688.6

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
GAAP interest expense	$79.6	$74.6	$313.3	$308.7
Deduct:
Interest expense related to clean energy investment (c)	(3.8)	(1.4)	(9.8)	(6.2)
Non-cash accretion of contingent consideration liability	(8.4)	(7.7)	(32.3)	(30.7)
Non-cash interest, primarily amortization of convertible debt discount	(8.1)	(6.2)	(28.2)	(29.4)
Adjusted interest expense	$59.3	$59.3	$243.0	$242.4

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
GAAP other income (expense)	$(0.5)	$2.8	$(74.9)	$3.4
Add/ (Deduct):
Clean energy investment operating results	11.3	4.4	24.4	16.8
Acquisition related costs	1.9	—	7.0	—
Financing related costs	—	—	72.6	—
Restructuring & other special items	4.5	(1.7)	25.2	(0.7)
Adjusted other income	$17.2	$5.5	$54.3	$19.5

Reconciliation of cash provided by operating activities and free cash flow

	Year Ended December 31,
	2013	2012
GAAP cash provided by operating activities	$1,107	$949
Add/(Deduct):
(Receipt) payment of litigation settlements	(2)	109
Payment of redemption premium	61	—
Adjustments for timing of cash receipts deducted in prior periods	—	62
Acquisition related costs	13	—
Increase in deferred revenue	2	18
Income tax items	(22)	(14)
R&D expense	46	—
Adjusted cash provided by operating activities	$1,205	$1,124

Add/(Deduct):
Capital expenditures	(335)	(305)
Proceeds from sale of property, plant and equipment	25	16
Other	—	(6)
Adjusted free cash flow	$895	$829

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenue.

(b)	Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)
Adjustment represents exclusion of activity related to Mylan's investments in clean energy partnerships, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code.

Reconciliation of forecasted net earnings and EPS to adjusted net earnings
The reconciliations below are based in part on management's estimate of adjusted net earnings and adjusted diluted EPS, adjusted EBITDA and adjusted cash provided by operating activities for the year ending December 31, 2014. Mylan expects certain known GAAP charges for 2014, as presented in the reconciliation below. Other GAAP charges, including those related to potential litigation, asset impairments and restructuring programs that would be excluded from the adjusted results are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet occurred or been performed. The unaudited forecasted amounts presented below are stated in millions, except for GAAP and adjusted earnings per share data.

Reconciliation of forecasted net earnings and EPS to adjusted net earnings

	Lower		Upper
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$790	$2.03	$900	$2.22
Purchase accounting related amortization	400		420
Interest expense, primarily amortization of convertible debt discount	35		45
Non-cash accretion of contingent consideration liability	35		40
Pre-tax loss of clean energy investments	75		85
Restructuring and other special items	170		220
Tax effect of the above items and other income tax related items	(240)		(250)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$1,265	$3.25	$1,460	$3.60

Weighted average diluted common shares outstanding	389		405

Reconciliation of forecasted net earnings to adjusted EBITDA

	Lower	Upper

GAAP net earnings attributable to Mylan Inc.	$790	$900
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	65	70
Income taxes	205	215
Interest expense	355	365
Depreciation and amortization	560	570
EBITDA	$1,975	$2,120
Add adjustments:
Stock-based compensation expense	55	60
Restructuring & other special items	170	220
Adjusted EBITDA	$2,200	$2,400

Reconciliation of forecasted cash provided by operating activities

	Lower	Upper
GAAP cash provided by operating activities	$1,115	$1,285
Add:
Estimated payment of legal settlements	65	85
Other items	20	30
Adjusted cash provided by operating activities	$1,200	$1,400